UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rio Tinto plc	Rio Tinto Limited

ABN 96 004 458 404
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

England and Wales	None	Australia	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6 St. James’s Square London SW1Y 4AD, United Kingdom (Address of principal executive offices)	Level 7, 360 Collins Street Melbourne, Victoria 3000, Australia (Address of principal executive offices)

Rio Tinto plc Equity Incentive Plan 2018 (Full title of plans)	Rio Tinto Limited Equity Incentive Plan 2018 Rio Tinto Limited Global Employee Share Plan (Full title of plans)

Cheree Finan
Corporate Secretary
Rio Tinto Services Inc.
80 State Street
Albany
New York, 12207-2543
(Name and address of agent for service)

(801) 204-2251

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Rio Tinto plc ordinary shares of 10p each
-Equity Incentive Plan 2018	1,500,000	US$55.27	US$82,905,000	US$10,321.67
Rio Tinto Limited shares
-Equity Incentive Plan 2018 -Global Employee Share Plan	150,000 10,000	US$60.86 US$60.86	US$9,129,000 US$608,600	US$1,136.56 US$75.77 US$11,534.00

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of additional shares as may be issuable under the plans in connection with variations in share capital, demergers, special dividends or similar transactions.

(2)	The amount of shares being registered represents the estimated maximum aggregate amount issuable to the employees in the United States of each Registrant pursuant to such plans.
(3)

Estimated solely for the purposed of calculating the registration fee in accordance with Rule 457 (c) and Rule 457 (h) under the Securities Act. The maximum offering price has been calculated on the basis:

•	for the Rio Tinto plc Equity Incentive Plan 2018, the average of the high and low market prices of Rio Tinto plc ordinary shares of 10p each quoted on the London Stock Exchange on 9 May 2018 (£40.74);
•	for the Rio Tinto Limited Equity Incentive Plan 2018, the average of the high and low market prices of Rio Tinto Limited shares quoted on the Australian Securities exchange on 9 May 2018 (A$81.63).
•	for the Rio Tinto Limited Global Employee Share Plan, the average of the high and low market prices of Rio Tinto Limited shares quoted on the Australian Securities exchange on 9 May 2018 (A$81.63).

The translation of pounds sterling into U.S. dollars and of Australian dollars into U.S. dollars have been made at the noon buying rates, New York City time, as posted by Bloomberg on 9 May 2018 of US$1.3566 per £1.00 and US$0.7456 per A$1.00.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act and the instructional Note to Part I of Form S-8, this registration statement omits the information specified in Part I of Form S-8. We have delivered, or will deliver, the documents containing the information specified in Part I to the participants in the plans covered by this registration statement as required by Rule 428(b)(1) under the Securities Act. We are not filing these documents with the Securities and Exchange Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus for this registration statement that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

We incorporate by reference into this registration statement:

1.	Annual Report on Form 20-F of Rio Tinto plc and Rio Tinto Limited for the year ended 31 December 2017.
2.

All other reports filed by Rio Tinto plc and Rio Tinto Limited pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since 31 December 2017 (other than the portions of those reports not deemed to be filed).

3.

The description of (i) Rio Tinto plc’s Ordinary Shares, nominal value 10 pence per share and (ii) Rio Tinto Limited’s shares, each contained in the Annual Report on Form 20-F of Rio Tinto plc and Rio Tinto Limited for the year ended 31 December 2017 under the section entitled “Shareholder Information”.

All documents subsequently filed by either Rio Tinto plc or Rio Tinto Limited pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities hereby registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be part hereof from the date of filing such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any such statement so modified or superseded will not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Deeds of Indemnity

Directors appointed have entered into deeds of indemnity with Rio Tinto plc and Rio Tinto Limited as follows: Ann Godbehere on 9 February 2010, Chris Lynch on 1 September 2011, Simon Thompson on 15 April 2014, Michael L’Estrange on 16 September 2014, Megan Clark on 26 November 2014, Jean-Sébastien Jacques on March 17, 2016, David Constable on February 10, 2017, Sam Laidlaw on February 10, 2017 and Simon Henry on April 1, 2017. On January 9, 2017, Rio Tinto plc and Rio Tinto Limited each entered into deeds of indemnity with Steve Allen, Company Secretary of Rio Tinto plc and Joint Company Secretary of Rio Tinto Limited. On September 26, 2013, Rio Tinto Limited entered into a deed of indemnity with Tim Paine, Joint Company Secretary of Rio Tinto Limited.

Australian Law

Corporation Act of Australia

Section 199A(1) of the Corporations Act 2001 (Commonwealth) (the “Corporations Act”) provides that a company or a related body corporate must not exempt a person from a liability to the company incurred as an officer of the company.

Section 199A(2) of the Corporations Act provides that a company or a related body corporate must not indemnify a person against any of the following liabilities incurred as an officer of the company:

•	a liability owed to the company or a related body corporate;
•	a liability for a pecuniary penalty order or compensation order under specified provisions of the Corporations Act; or
•	a liability that is owed to someone other than the company or a related body corporate that did not arise out of conduct in good faith.

Section 199A(2) does not apply to a liability for legal costs.

Section 199A(3) provides that a company or a related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer of the company if the costs are incurred:

•	in defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified under Section 199A(2); or
•	in defending or resisting criminal proceedings in which the person is found guilty; or
•

in defending or resisting proceedings brought by the Australian Securities and Investments Commission (ASIC) or a liquidator for a court order if the grounds for making the order are found by the court to have been established (this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or

•	in connection with proceedings for relief to the person under the Corporations Act in which the court denies the relief.

Section 199B of the Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been an officer of the company against a liability (other than one for legal costs) arising out of:

•	conduct involving a willful breach of any duty in relation to the company; or
•	a contravention of the officer’s duties under the Corporations Act not to improperly use their position or make improper use of information obtained as an officer.

For the purpose of Sections 199A and 199B, an “officer” of a company includes:

•	a director or secretary;
•	a person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the company;
•	a person who has the capacity to significantly affect the company’s financial standing; and
•	a person in accordance with whose instructions or wishes the directors of the company are accustomed to act.

English law

Sections 232 to 236 of the Companies Act 2006 provide as follows:

“232. Provisions protecting directors from liability

(1)

Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2)

Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by —

(a)	section 233 (provision of insurance),
(b)	section 234 (qualifying third party indemnity provision), or
(c)	section 235 (qualifying pension scheme indemnity provision).
(3)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.
(4)	Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233. Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234. Qualifying third party indemnity provision

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.
(2)	Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against —
(a)	any liability of the director to pay —
(i)	a fine imposed in criminal proceedings, or
(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b)	any liability incurred by the director —
(i)	in defending criminal proceedings in which he is convicted, or
(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or
(iii)	in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.
(4)	The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.
(5)	For this purpose —
(a)	a conviction, judgment or refusal of relief becomes final —
(i)	if not appealed against, at the end of the period for bringing an appeal, or
(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and
(b)	an appeal is disposed of —
(i)	if it is determined and the period for bringing any further appeal has ended, or
(ii)	if it is abandoned or otherwise ceases to have effect.
(6)	The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under —

section 661(3) or (4) (power of court to grant relief in a case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235. Qualifying pension scheme indemnity provision

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2)

Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against —
(a)	any liability of the director to pay —
(i)	a fine imposed in criminal proceedings, or
(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b)	any liability incurred by the director in defending criminal proceedings in which he is convicted.
(4)	The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.
(5)	For this purpose —
(a)	a conviction becomes final —
(i)	if not appealed against, at the end of the period for bringing an appeal, or
(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and
(b)	an appeal is disposed of —
(i)	if it is determined and the period for bringing any further appeal has ended, or
(ii)	if it is abandoned or otherwise ceases to have effect.
(6)	In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c 12) that is established under a trust.

236. Qualifying indemnity provision to be disclosed in directors’ report

(1)	This section requires disclosure in the directors’ report of —
(a)	qualifying third party indemnity provision, and
(b)	qualifying pension scheme indemnity provision.

Such provision is referred to in this section as “qualifying indemnity provision”.

(2)

If when a directors’ report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.

(3)

If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.

(4)

If when a directors’ report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.

(5)

If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force”.

Section 1157 of the Companies Act 2006 provides as follows:

“1157. Power of court to grant relief in certain cases:

(1)	If in proceedings for negligence, default, breach of duty or breach of trust against —

(a)	an officer of a company, or
(b)	a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2)	If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust —
(a)	he may apply to the court for relief, and
(b)

the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3)

Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper”.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following are filed as exhibits to this registration statement:

Exhibit No.	Exhibit Description

4.1

Articles of Association of Rio Tinto plc (adopted by special resolution passed on 20 April 2009 and amended on 1 October 2009) (incorporated by reference to Exhibit 1.1 of Rio Tinto plc’s Annual Report on Form 20-F for the fiscal year ended 31 December 2009, File No. 1-10533).

4.2

Constitution of Rio Tinto Limited (ACN 004 458 404) (as adopted by special resolution passed on 24 May 2000 and amended by special resolution on 18 April 2002, 29 April 2005, 27 April 2007, 24 April 2008 and 20 April 2009) (incorporated by reference to Exhibit 1.2 of Rio Tinto plc Annual report on Form 20-F for the fiscal year ended 31 December 2009, File No. 1-10533).

4.3	Rules of the Rio Tinto plc Equity Incentive Plan 2018

4.4	Rules of the Rio Tinto Limited Equity Incentive Plan 2018

4.5	Rules of the Rio Tinto Limited Global Employee Share Plan

5.1	Opinion of counsel of Rio Tinto plc, as to the validity of newly issued shares.

5.2	Opinion of counsel of Rio Tinto Limited, as to the validity of newly issued shares.

23.1	Consent of Independent Registered Public Accounting Firms.

24.1	Power of Attorney (included on the signature page of this registration statement).

Item 9. Undertakings

Each undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii)  do not apply if the registration statement is furnished on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of London, United Kingdom, on 14 May 2018.

Rio Tinto plc	Rio Tinto Limited
(Registrant)	(Registrant)

/s/ Steve Allen	/s/ Steve Allen
Steve Allen	Steve Allen
Company Secretary	Joint Company Secretary
(Signature and Title)	(Signature and Title)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints each Director listed below (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of the Securities and any securities or Blue Sky law of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an Officer, Director or Authorized Representative in the United States of America or in any other capacity with respect to this registration statement and any registration statement in respect of the Securities that is to be effective upon filing pursuant to Rule 462(b) (collectively, the “Registration Statement”) and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the Securities, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed the registration statement in the capacity of the duly authorized representative of Rio Tinto plc in the United States.

/s/ Cheree Finan
By:	Cheree Finan
Title:	Authorized Representative

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed the registration statement in the capacity of the duly authorized representative of Rio Tinto Limited in the United States.

/s/ Cheree Finan
By:	Cheree Finan
Title:	Authorized Representative

For on behalf of Rio Tinto plc and Rio Tinto Limited

Signature	Title	Date

/s/ Simon Thompson		14 May 2018
Simon Thompson	Chairman
/s/ Jean-Sébastien Jacques		14 May 2018
Jean-Sébastien Jacques	Director and Chief Executive
/s/ Christopher Lynch		14 May 2018
Christopher Lynch	Director and Chief Financial Officer
/s/ Megan Clark		14 May 2018
Megan Clark	Non Executive Director
/s/ David Constable		14 May 2018
David Constable	Non Executive Director
/s/ Ann Godbehere		14 May 2018
Ann Godbehere	Non Executive Director
/s/ Simon Henry		14 May 2018
Simon Henry	Non Executive Director
/s/ Sam Laidlaw		14 May 2018
Sam Laidlaw	Non Executive Director
/s/ Michael L’Estrange		14 May 2018
Michael L’Estrange	Non Executive Director